The Nasdaq Stock Market

9600 Blackwell Road

Rockville, MD 20850

Sent via electronic delivery

May 13, 2010

Carol Dore-Falcone

Senior Vice President and Chief Financial Officer

GeoPharma, Inc.

6950 Bryan Dairy Road

Largo, FL 33777

RE: GeoPharma, Inc. (Symbol: GORX)

Nasdaq Listing Qualifications Hearings

Docket No. NQ 5821C-10

Dear Ms. Dore-Falcone:

This is to inform you that the Nasdaq Hearings Panel has determined to deny the request of GeoPharma, Inc. (the Company) for continued listing on The Nasdaq Stock Market, and will suspend trading of the Company's shares effective at the open of business on Monday, May 17, 2010.

Company Background and Financial Information. The Company is a biopharmaceutical entity specializing in the manufacture and distribution of generic drugs and other health and beauty products. The Company's Form 10-Q for the fiscal quarter ended December 31, 2009, reported total assets of $37,392,024 and stockholders' equity of $3,295,949. For the nine-month period ended December 31, 2009, the Company reported revenue of $11,329,598 and a net loss from continuing operations of $9,048,762. As of February 11, 2010, the Company reported 23,398,806 common shares outstanding, and there were approximately 10,773,377 publicly held shares. The closing bid price for the Company's common stock on April 27, 2010 was $.28 per share; consequently, the market values for the Company's total listed securities and publicly held shares were $6,551,666 and $3,016,546, respectively.

Procedural History. On September 15, 2009, the Nasdaq staff notified the Company that it was no longer in compliance with Listing Rule 5550(a)(2), which requires companies to maintain a minimum bid price of $1.00 for continued listing. In accordance with the rules, the Company was provided 180 calendar days to regain compliance. On November 25, 2009, staff notified the Company that it did not comply with Nasdaq's minimum $2.5 million stockholders' equity requirement or the alternative quantitative requirements in Listing Rule 5550(b). Based on a submission dated December 17, 2009, the Company was granted an extension to evidence compliance with Listing Rule 5550(b) by no later than March 10, 2010. On February 22, 2010, the Company filed its Form 10-Q for the period ended December 31, 2009, and reported approximately $3.3 million in stockholders' equity. Staff determined, however, that the Company did not demonstrate sustainable compliance with the $2.5 million stockholders' equity requirement, given its losses from continuing operations. In addition, the Company did not regain compliance with the bid price rule within the grace period allowed. On March 16, 2010, staff notified the Company that unless it requested a hearing, its securities would be suspended. On March 23, 2010, the Company requested a hearing, which was held on May 6, 2010.

Listing Standards at Issue. The Company is in violation of the bid price requirement in Nasdaq Listing Rule 5550(a)(2), and the shareholders' equity requirement in Nasdaq Listing Rule 5550(b)(1).

Findings of Fact. The Panel considered the entire record, which is incorporated by reference into this decision. Relevant documents include the Company's submissions, the memorandum prepared by the Nasdaq Listing Qualifications staff, the hearings transcript and the Company's public filings.

The Company manufactures a line of "cosmeceutical" products, which bring in revenue of about $4 to $5 million annually. It also owns "abbreviated new drug applications" (ANDAs) for twelve generic niche drugs. A few of these applications have been approved by the FDA and generate approximately $1 million in revenue. The Company intends to manufacture the other drugs once the applications are approved by the FDA. The Company believes that the FDA will approve one of its applications for a drug called cephalexin within the next 90 days, based in part on a recent approval of the manufacturing facility for this drug. The Company already has commitments from vendors to purchase cephalexin, once approved, and thus expects to increase revenues in the near term. The Company is currently in negotiations to sell one of its applications and believes it can complete a sale for approximately $7-8 million. The Company stated that, once it has the cash from the sale of the application, it hopes to buy back shares from a hedge fund that holds a large short position in its stock.

While the Company expects these actions to lift the share price, it has a parallel plan that it believes will ensure compliance with the bid price rule. It proposes to issue to existing shareholders, in exchange for their tender of common shares, a new publicly-traded unit comprised of five common shares and two warrants. The Company believes that this exchange will result in a bundled unit that will trade at least five times the multiple of the current price of the common stock, and thus the unit will meet the Nasdaq's minimum bid price requirement. The Company asserted that this exchange would remedy the downward pressure in the stock caused by short sellers and allow the stock to perform at its true value.

With respect to the Company's shareholders equity, the Company pointed out that its most recent Form 10-Q filing indicated shareholders' equity of $3.3 million. Nasdaq staff was concerned that the Company would become deficient in stockholders equity by its next filing, based on the historical burn rate. However, the Company stated that it has made a number of operating cost cuts, and represented that it would report in its Form 10-K for the fiscal year ended March 31, 2010, shareholders' equity of over $2.5 million.

The Company asked that the Panel continue its listing for a period of 180 days, by which time it stated it would be in compliance with the bid price and stockholders' equity rules.

Nasdaq staff, who attended the hearing, stated that under its interpretation of Nasdaq's rules, the trading price of a bundled security is not the correct measure for evidencing compliance with the bid price requirement. Rather, staff requires the component shares of any bundled security or unit to trade at $1.00 or more. Staff also pointed out the lack of any guarantee that shareholders would accept the Company's exchange offer, and that the Company had not included in recent proxy materials for its annual meeting a shareholder vote on a shares-for-units exchange.

Staff discussed additional bases for its recommendation to deny the Company's appeal. The Company has a history of late fee payments to Nasdaq, and currently has outstanding payments due. The Company conceded the late payments, noting that it was forced to make difficult choices with respect to payments, due to cash flow problems.

The Company explained that it would not implement a reverse stock split to regain compliance because evidence indicated that reverse stock splits typically depress a stock's share price. Following the hearing, the Panel communicated to the Company that in the absence of a commitment to implement a reverse stock split, the Panel would issue a final delisting determination. The Company declined to change its position regarding a reverse stock split.

Panel Analysis and Conclusions. The Panel has no basis for continuing the Company's listing. The Company's stock is trading at around $.30. The events the Company is counting on to lift the stock price are speculative, and even assuming a favorable market reaction, the probability of the bid price rising to over a $1.00 in the near term appears low. The Company is unwilling to pursue an alternative plan to guarantee compliance by implementing a reverse stock split, and the proposed exchange offer of units-for-stock does not resolve the problem of the underlying stock price. For these reasons, the Panel is unwilling to reverse Staff's delist determination.

Accordingly, the Panel has determined to delist the Company's shares and will suspend trading of the Company's shares on The Nasdaq Stock Market effective at the open of business on Monday, May 17, 2010. The Nasdaq Stock Market will complete the delisting by filing a Form 25-NSE Notification of Delisting with the U.S. Securities & Exchange Commission after all applicable appeal periods have lapsed.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. A written request for review must be received within 15 days from the date of this decision, and should be sent by e-mail to the Office of Appeals and Review at

The NASDAQ Stock Market

Appeals Payment Form

The request for an appeal, together with the $4,000 fee, must be made within 15 calendar days of the Panel's decision. The fee is payable to The NASDAQ Stock Market LLC and should be paid by wire transfer following the instructions below. If you do not have access to wire transfer, you may pay by check, though this may delay the processing of your fee.

Payment By Wire: Please use the following instructions and include the specific reference information provided below when transmitting your payment.

By Federal Reserve Wire By American Clearing House

The NASDAQ Stock Market LLC The NASDAQ Stock Market LLC

Bank Name: Wachovia Bank, N.A. Bank Name: Wachovia Bank, N.A.

Bank Address: New York, NY Bank Address: New York, NY

SWIFT Number: PNBPUS3NNYC SWIFT Number: PNBPUS3NNYC

ABA Number: 031201467 ABA Number: 026012881

Beneficiary: NASDAQ Beneficiary: NASDAQ

Account Number: 2000031405177 Account Number: 2000031405177

Reference: Company name, symbol, Reference: Company name, symbol,

and note that the fee is for an appeal. and note that the fee is for an appeal.

Payment By Check: The check must be sent under separate cover to the address provided below. Please complete this form and submit it with your payment.

COMPANY NAME SYMBOL

ADDRESS

ADDRESS

REMITTER NAME

(IF NOT THE SAME AS THE COMPANY)

CHECK ENCLOSED IN THE AMOUNT OF $ 4,000.00 CHECK NO.

Please mail this form and your payment by courier/overnight to:

The NASDAQ Stock Market LLC

Office of General Counsel - Appeals

Lockbox 90200

c/o Wachovia Bank, N.A.

401 Market Street

Philadelphia, PA 19106